UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 20, 2020

NeuroOne Medical Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-54716	27-0863354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7599 Anagram Dr., Eden Prairie, MN 55344

(Address of principal executive offices and zip code)

952-426-1383

(Registrant’s telephone number including area code)

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 20, 2020, NeuroOne Medical Technologies Corporation (“NeuroOne”) entered into an exclusive development and distribution agreement (the “Development Agreement”) with Zimmer, Inc. (“Zimmer”), pursuant to which NeuroOne granted Zimmer exclusive global rights to distribute NeuroOne’s strip and grid cortical electrodes (the “Strip/Grid Products”) and electrode cable assembly products (the “Electrode Cable Assembly Products”). Additionally, NeuroOne granted Zimmer the exclusive right and license to distribute certain depth electrodes developed by NeuroOne (“SEEG Products”, and together with the Strip/Grid Products and Electrode Cable Assembly Products, the “Products”). The parties have agreed to collaborate with respect to development activities under the Development Agreement through a joint development committee composed of an equal number of representatives of Zimmer and NeuroOne.

Under the terms of the Development Agreement, NeuroOne will be responsible for all costs and expenses related to developing the Products, and Zimmer will be responsible for all costs and expenses related to the commercialization of the Products. In addition to the Development Agreement, Zimmer and NeuroOne have entered into a Manufacturing and Supply Agreement (the “MS Agreement”) and a supplier quality agreement (the “Quality Agreement”) with respect to the manufacturing and supply of the Products.

Except as otherwise provided in the Development Agreement, NeuroOne will be responsible for performing all development activities, including non-clinical and clinical studies directed at obtaining regulatory approval of each Product. Zimmer has agreed to use commercially reasonable efforts to promote, market and sell each Product following the “Product Availability Date” (as defined in the Development Agreement) for such Product.

Pursuant to the Development Agreement, Zimmer will make an upfront payment of $2.0 million to NeuroOne within 10 business days of the effective date of the Development Agreement. Additionally, in order to maintain the exclusivity of its distribution license for the SEEG Products, Zimmer must pay an additional fee to NeuroOne within 60 days following the Product Availability Date for the SEEG Products.

The Development Agreement will expire on the tenth anniversary of the date of the first commercial sale of the last of the Products to achieve a first commercial sale, unless terminated earlier pursuant to its terms. Either party may terminate the Agreement (x) with written notice for the other party’s material breach following a cure period or (y) if the other party becomes subject to certain insolvency proceedings. In addition, Zimmer may terminate the Development Agreement for any reason with 90 days’ written notice, and NeuroOne may terminate the Development Agreement if Zimmer acquires or directly or indirectly owns a controlling interest in certain competitors of NeuroOne.

Each of Zimmer and NeuroOne has agreed to indemnify the other party against certain losses and expenses relating to the development or commercialization of a Product by the indemnifying party, the negligence or willful misconduct of the indemnifying party or its directors, officers, employees or agents or a breach of the indemnifying party’s representations, warranties or covenants.

The foregoing description of the Development Agreement is not complete and is qualified in its entirety by reference to the Development Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

Attached as Exhibit 99.1 is a copy of the press release issued by NeuroOne on July 22, 2020 announcing the execution of the Development Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1*	Exclusive Development and Distribution Agreement dated as of July 20, 2020 by and between NeuroOne and Zimmer.
99.1	Press Release dated July 22, 2020 issued by NeuroOne.

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request. Certain portions of the Development Agreement that are not material and would be competitively harmful if publicly disclosed have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. A copy of the unredacted Development Agreement will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROONE MEDICAL TECHNOLOGIES CORPORATION
Dated: July 22, 2020
	By:	/s/ David Rosa
David Rosa
Chief Executive Officer

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